UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 16, 2016
Cintas Corporation
(Exact name of registrant as specified in its charter)

Washington	0-11399	31-1188630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio	45262-5737
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:
(513) 459-1200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement
On September 16, 2016, Cintas Corporation No. 2 (“Cintas No. 2”), a Nevada corporation and wholly-owned subsidiary of Cintas Corporation (the “Corporation”), entered into a US$600 million revolving credit facility (the “Revolving Credit Facility”), which contains a letter of credit sub-facility of up to US$200 million and a US$250 million term loan facility (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”) pursuant to the terms and conditions of an Amended and Restated Credit Agreement (the “Credit Agreement”) among Cintas No. 2, the joint bookrunners and joint lead arrangers party thereto, the lenders party thereto and KeyBank National Association, as Administrative Agent.
As of the closing date of the Credit Agreement, US$450 million of the Revolving Credit Facility is available for borrowing. The remaining US$150 million shall be available on the earlier to occur of (a) the consummation of the Agreement and Plan of Merger among the Corporation, G&K Services, Inc. and Bravo Merger Sub, Inc., a wholly-owned subsidiary of the Corporation (the “Merger Agreement”) as announced on August 16, 2016 (the “Merger”), (b) the date on which the Merger Agreement expires and (c) the date on which the Merger Agreement is validly terminated. The Term Loan Facility shall be funded upon the consummation of the Merger, provided certain terms and conditions are satisfied. The Credit Agreement allows Cintas No. 2 to request increases to the borrowing commitments under either the Revolving Credit Facility or the Term Loan Facility of up to US$250 million in the aggregate, subject to customary conditions. The Credit Facilities replace Cintas No. 2’s existing revolving credit facility entered into on May 28, 2004.
The Revolving Credit Facility, along with Term Loan Facility (provided the Term Loan Facility is funded upon consummation of the Merger) mature in September 2021. The obligations of Cintas No. 2 under the Credit Facilities have been guaranteed by the Corporation and certain of the Corporation’s material domestic subsidiaries (collectively, the “Guarantors”). The interest rate per annum applicable to loans under the Credit Facilities, will be, at Cintas Corp. No. 2’s option, equal to either (i) the base rate or (ii) the relevant Eurodollar rate for the selected interest rate period plus the applicable margin. The applicable margin for the Eurodollar rate borrowings is based on the Corporation’s senior unsecured long-term credit ratings from Standard & Poor’s and Moody’s Investor Services and ranges between 70 basis and 155 basis points.
The Credit Agreement contains customary covenants, including covenants that limit the ability of Cintas Corp. No. 2, the Corporation and the other Guarantors to, among other things (i) incur or suffer to exist certain liens, (ii) consolidate, merge, or sell substantially all of its assets, (iii) incur or create any restrictions on the ability to make loans, make investments, or transfer property and (iv) engage in transactions with affiliates. In addition, the Credit Agreement contains financial covenants that requires the Corporation to maintain (x) a leverage ratio of consolidated indebtedness to consolidated EBITDA of no more than 3.50 to 1.00 and (y) an interest coverage ratio of consolidated EBIT to consolidated interest expense of less than 3.00 to 1.00. The Credit Agreement contains customary events of default. Upon the occurrence and during the continuance of an event of default, the commitments of the lenders may be terminated, and all outstanding obligations of the loan parties under the Credit Facilities may be declared immediately due and payable.
Certain of the agents and the lenders under the Credit Agreement have in the past provided, are currently providing and may in the future provide advisory and lending services to, or engage in transactions with, the Corporation and its subsidiaries or affiliates (including through certain subsidiaries or affiliates of such agents and lenders). The agents and the lenders have received, and may in the future receive, customary compensation from the Corporation and its subsidiaries or affiliates for such services and in respect of such transactions.
The foregoing is a summary of the material terms and conditions of the Credit Agreement and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Agreement attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth above under Item 1.01 are hereby incorporated by reference into this Item 2.03.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Credit Agreement, dated as of September 16, 2016, among Cintas Corp. No. 2, the Lenders party thereto and KeyBank National Association, as Administrative Agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINTAS CORPORATION

Date: September 22, 2016	By:	/s/ J. Michael Hansen
J. Michael Hansen
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated Credit Agreement, dated as of September 16, 2016, among Cintas Corp. No. 2, the Lenders party thereto and KeyBank National Association, as Administrative Agent.